Exhibit 10.44
[ON THE LETTERHEAD OF ABN AMRO BANK N.V.]
To:     UTi Worldwide Inc. (IBC number 141257) (the Company) for itself and as agent for each of the other Obligors party to the Agreement (as defined below)

For the attention of:	Lawrence R Samuels
With a copy to:	Stephen D. Cooke
Paul Hastings Janofsky & Walker LLP
695 Town Center Drive, Seventeenth Floor,
Costa Mesa, CA 92626 USA
28 March 2008
Dear Sirs,
US$250,000,000 credit agreement (the Agreement) dated 13 July 2006 and as amended on 11 October 2006 and 7 December 2007 between (among others) the Company and ABN AMRO Bank N.V. as coordinating facility agent, global facility agent and global issuing bank
1.	Background

(a)	This letter is supplemental to the Agreement.

(b)	We refer to the letter from UTi Worldwide Inc. dated 27 March 2008 requesting that certain waivers are granted under the Agreement.

(c)	Pursuant to clause 33 (Amendments and waivers) of the Agreement, the Majority Lenders have consented to the amendments to the Agreement contemplated by this letter. Accordingly, we are authorised to execute this letter on behalf of the Finance Parties.

2.	Interpretation

(a)	Capitalised terms defined in the Agreement have the same meaning when used in this letter unless expressly defined in this letter.

(b)	The provisions of clause 1.2 (Construction) of the Agreement apply to this letter as though they were set out in full in this letter except that references to the Agreement are to be construed as references to this letter.

3.	Waiver

From such time as the Facility Agent receives from the Company a copy of this letter countersigned by the Company (the Effective Date), the Majority Lenders waive the restriction in Clause 25.8(a) (Financial Indebtedness) only to the extent necessary in order to permit UTi South Africa (Pty) Limited to borrow an amount of up to Rand 165,000,000 from Nedbank Limited (Corporate Division) from 28 March 2008 to 15 April 2008 in order to enable UTi South Africa (Pty) Limited to meet certain liabilities related to customs duties.

4.	Representations

Each Obligor confirms to each Finance Party that on the date of this letter and on the Effective Date the Repeating Representations:
(a)	are true; and

(b)	would also be true if references to the Agreement were construed as references to the Agreement as amended by this letter.

Each Repeating Representation is applied to the circumstances existing at the time the Repeating Representation is made.
5.	Miscellaneous

(a)	This letter is a Finance Document.

(b)	From the Effective Date, the Agreement and this letter will be read and construed as one document.

(c)	Except as otherwise provided in this letter, the Finance Documents remain in full force and effect.

(d)	Except to the extent expressly waived in this letter, no waiver of any provision of any Finance Document is given by the terms of this letter and the Finance Parties expressly reserve all their rights and remedies in respect of any breach of, or other Default under, the Finance Documents.

6.	Governing law

This letter is governed by English law.

7.	Counterparts

This letter may be executed in any number of counterparts, This has the same effect as if the signatures on the counterparts were on a single copy of this letter.
/s/ Allen R. Broyles
For
ABN AMRO BANK N.V.
as Coordinating Facility Agent for and on behalf of the other Finance Parties

We agree with the terms of this letter.
/s/ Lawrence R. Samuels
For
UTi WORLDWIDE INC.
for itself and as agent for the other Obligors
Date: 28 March 2008

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